Exhibit 99.1 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Stefanie Murphy Date August 7, 2014 Telephone +1 312 228 2121 Email stefanie.murphy@lasalle.com Jones Lang LaSalle Income Property Trust Announces Increase to Quarterly Dividend Chicago (August 7, 2014) – Jones Lang LaSalle Income Property Trust, Inc., an institutionally-managed, non- listed, daily valued perpetual life REIT, announced that on August 5, 2014, its board of directors declared a regular quarterly dividend for the third quarter 2014 of $.12 per share, a 9.1% increase from the prior quarter’s $.11 per share. The increased dividend is payable on November 7, 2014 to stockholders of record on September 29, 2014. The dividend represents an annualized rate of $.48 per share, marks the eleventh consecutive quarterly dividend payment and third dividend increase since October 2012. “We are very pleased to once again enhance the current return to our stockholders through this dividend increase and demonstrate our ongoing commitment to providing attractive, risk-adjusted returns,” said Allan Swaringen, President and Chief Executive Officer of Jones Lang LaSalle Income Property Trust. “Our operating performance continues to be strong and our outlook for the balance of the year is quite positive. We are also proud to note that we have one of the strongest dividend coverage ratios in the non-listed REIT industry.” The annualized gross dividend of $.48 per share represents a yield of approximately 4.59% on the Class A NAV per share of $10.45 and 4.58% on the Class M NAV per share of $10.48 based on the Company's daily NAVs on Tuesday, August 5th. All stockholders will receive $.12 per share less applicable share class specific fees. Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on Jones Lang LaSalle Income Property Trust, please visit our website at www.jllipt.com.

### About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $50 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.